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                                                                     EXHIBIT 3.1




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                              AMENDED AND RESTATED

                           ARTICLES OF INCORPORATION

                                       OF

                       FLEETWOOD CREDIT RECEIVABLES CORP.

                           (a California corporation)


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                       Amended and Restated May 12, 1995
                             Filed January 15, 1991
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                     RESTATED ARTICLES OF INCORPORATION OF

                       FLEETWOOD CREDIT RECEIVABLES CORP.




                                   ARTICLE I

                                      Name

         The name of the Corporation is Fleetwood Credit Receivables Corp.


                                   ARTICLE II

                                    Purpose

         (a) Subject to paragraph (b) below, the purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

         (b) Notwithstanding paragraph (a) above, the purpose of this Corporation is limited to the following purposes, and activities incident to and necessary or convenient to accomplish the following purposes: (i) to acquire, own, hold, sell, transfer, assign, pledge, finance, refinance, and otherwise deal with, retail installment sale contracts or wholesale loans secured by new and used recreational vehicles (the "Receivables"); (ii) to authorize, issue, sell and deliver one or more series of obligations, consisting of one or more classes of certificates or other evidences of interests, or notes or other evidences of indebtedness (collectively, the "Securities") , that are collateralized by or evidence an interest in the Receivables; and (iii) to negotiate, authorize, execute, deliver and assume the obligations of any agreement relating to the activities set forth in clauses
(i) and (ii) above, including but not limited to any pooling and servicing agreement, sale and servicing agreement, trust agreement, indenture, administration agreement, reimbursement agreement, credit support agreement, receivables purchase agreement, underwriting agreement or other similar agreement (each, an "Agreement"), or to engage in any lawful activity which is incidental to the activities contemplated by any such Agreement. So long as any outstanding debt of the Corporation or Securities are rated by any nationally recognized statistical rating organization, the Corporation shall not issue notes or otherwise borrow money, other than in connection with the issuance of Securities by the Corporation pursuant to one or more Agreements, unless (A) the Corporation has made a written request to the related nationally recognized statistical rating organization to issue notes or incur borrowings which notes or borrowings are rated by the related nationally recognized statistical rating organization the same as or higher than the rating afforded such rated debt or Securities or (B) such notes or borrowings (1) are fully subordinated (and which shall provide for payment only after payment in respect of all
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outstanding rated debt and/or Securities) or are nonrecourse against any assets of the Corporation other than the assets pledged to secure such notes or borrowings, (2) do not constitute a claim against the Corporation in the event such assets are insufficient to pay such notes or borrowings, and (3) where such notes or borrowings are secured by the rated debt or Securities, are fully subordinated (and which shall provide for payment only after payment in respect of all outstanding rated debt and/or Securities) to such rated debt or Securities.


                                  ARTICLE III

                                 Capital Stock

         The Corporation shall have one class of stock designated as Common Stock, and the total number of shares of stock of that class that the Corporation shall have authority to issue is 1,000 shares of no par stock. No shareholder shall have any preemptive right to acquire additional shares of the Corporation.


                                   ARTICLE IV

                             Independent Directors

         The Corporation shall at all times, except as noted hereafter, have at least two Directors (each, an "Independent Director") who is not (a) a director, officer or employee of any affiliate of the Corporation; (b) a person related to any officer or director of any affiliate of the Corporation; (c) a holder (directly or indirectly) of more than 10% of any voting securities of any affiliate of the Corporation; or (d) a person related to a holder (directly or indirectly) of more than 10% of any voting securities of any affiliate of the Corporation. In the event of the death, incapacity, resignation or removal of all Independent Directors, the Board of Directors shall promptly appoint an Independent Director for each Independent Director whose death, incapacity, resignation or removal caused the related vacancy on the Board of Directors; provided, however, that the Board of Directors shall not vote on any matter unless and until at least two Independent Directors have been duly appointed to serve on the Board.


                                   ARTICLE V

               Limitations on Certain Actions by the Corporation

         Notwithstanding any other provision of these Articles and any provision of law, the Corporation shall not do any of the following;

         (a)  engage in any business or activity other than as set forth in
Article II hereof;





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         (b)  without the affirmative vote of a majority of the members of the
Board of Directors of the Corporation (which must include the affirmative vote of all duly appointed Independent Directors), (i) dissolve or liquidate, in whole or in part, or institute proceedings to be adjudicated bankrupt or insolvent, (ii) consent to the institution of bankruptcy or insolvency proceedings against it, (iii) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy, (iv) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or a substantial part of its property, (v) make a general assignment for the benefit of creditors, (vi) admit in writing its inability to pay its debts generally as they become due, (vii) take any corporate action in furtherance of the actions set forth in clauses (i) through (vi) of this paragraph, provided, however, that no director may be required by any shareholder of the Corporation to consent to the institution of bankruptcy or insolvency proceedings against the Corporation so long as it is solvent; or

         (c) merge or consolidate with any other corporation, company or entity or sell all or substantially all of its assets or acquire all or substantially all of the assets or capital stock or other ownership interest of any other corporation, company or entity, except for the acquisition of the Receivables of Fleetwood Credit Corp. ("Fleetwood Credit") and the sale of Receivables to one or more trusts in accordance with the terms of Article II(b) hereof, on which there shall be no such restriction.


                                   ARTICLE VI

                                Internal Affairs

         The Corporation shall insure at all times that (a) it maintains separate corporate records and books of account from those of Fleetwood Credit, and (b) except as permitted by contract between the Corporation and Fleetwood Credit with respect to deposits in certain accounts of collections of trade receivables of Fleetwood Credit that were not sold to the Corporation pursuant to an agreement between them, which will be promptly remitted to the owner thereof, none of the Corporation's assets will be commingled With those of Fleetwood Credit or any of their affiliates.


                                  ARTICLE VII

                                   Amendments

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles in any manner now or hereafter provided herein or by statute; and, except as provided with respect to the indemnification of directors, all rights, preferences and privileges conferred by these Articles upon shareholders, directors or any other person are granted subject to such right; provided, however, that the Corporation shall not amend, alter,





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change or repeal any provision of Articles II and IV through VII (the
"Restricted Articles") without the unanimous vote of the full Board of Directors and provided, further, that the Corporation shall not amend or change any Article so as to be inconsistent with the Restricted Articles.


                                  ARTICLE VIII

              Liability of Directors and Officers; Indemnification

         (a) The liability of the members of the Board of Directors and officers of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

         (b) The Corporation is authorized to provide indemnification of "agents", as the term "agent" is defined in Section 317 of the California Corporations Code, through Bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, to the fullest extent permissible under California law.





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